Exhibit 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS

~ First Quarter Revenue of $120.5 Million and Adjusted EPS of $0.25 ~
~ Reiterates Full Year Guidance ~
~ Board Declares Quarterly Dividend ~

Paramus, NJ – May 27, 2015 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2015.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “I am pleased with our start to the year as we generated increased net sales in constant currency and solid earnings that we believe have us on track to achieve our annual goals. During the quarter, we continued to focus on new product introductions and developing our brands globally, which led to over a 6% increase in international wholesale sales on a constant currency basis and a 5% increase in the U.S wholesale business.  We believe we are well positioned for success as we continue to innovate our product assortments, invest in our global infrastructure, prepare for our wearable technology launch and drive gross margin improvement through selective price increases.”

As expected, during the first quarter of fiscal 2016, the Company recorded a $2.7 million pre-tax charge, or $0.10 per diluted share, related to operating efficiency initiatives and other items in fiscal 2016. There were no unusual items recorded in the first quarter of fiscal 2015.

First Quarter Fiscal 2016 Results (see attached table for GAAP and non-GAAP measures)
•	Net sales were $120.5 million compared to $120.9 million in the first quarter of fiscal 2015. Net sales on a constant dollar basis increased 5.0% compared to net sales for the fiscal 2015 first quarter.
•	Gross profit was $62.4 million, or 51.8% of sales, compared to $65.2 million, or 53.9% of sales, in the first quarter last year. Adjusted gross profit for the first quarter of fiscal 2016, which excludes $0.7 million in charges related to operating efficiency initiatives and other items, was $63.1 million, or 52.4% of sales. The decline in adjusted gross margin percentage was primarily the result of the unfavorable impact of changes in foreign currency exchange rates partially offset by channel and product mix.

•	Operating expenses were $55.6 million as compared to $54.2 million in the first quarter of last year. For the first quarter of fiscal 2016, adjusted operating expenses were $53.6 million, excluding $2.0 million of expenses related to operating efficiency initiatives and other items. The decrease in adjusted operating expenses was primarily the result of the impact of foreign currency exchange rates partially offset by an increase in compensation and benefits expense.
•	Operating income was $6.9 million compared to $10.9 million in the same period last year. Adjusted operating income for the first quarter of fiscal 2016, excluding $2.7 million of expenses related to operating efficiency initiatives and other items, was $9.5 million.
•	The Company recorded a tax provision of $3.1 million, which equates to an effective tax rate of 46.3%, as compared to a tax provision of $3.4 million, which equates to an effective tax rate of 31.6% in the first quarter last year. The adjusted effective tax rate for first quarter of fiscal 2016 was 34.6%. The increase in the adjusted effective tax rate in the first quarter of fiscal 2016 as compared to the prior year is primarily due to the tax impact of fluctuations in losses incurred by certain foreign operations.
•	Net income was $3.6 million, or $0.15 per diluted share, compared to net income of $7.4 million, or $0.29 per diluted share in the same quarter last year. For the first quarter of fiscal 2016, adjusted net income was $6.2 million, or $0.25 per diluted share, excluding $2.5 million in expenses, net of tax, related to operating efficiency initiatives and other items.

Rick Coté, Vice Chairman and Chief Operating Officer, stated, “Our solid first quarter results represent the strength of the Movado Group brand portfolio as well as our ability to succeed in a weaker retail environment and mitigate the impact of the dramatic foreign exchange rate changes in the Euro and Swiss franc. On a constant dollar basis, our sales would have increased 5% and our operating profit would have increased over 11% as compared to last year’s first quarter results. To deal with these factors, we have implemented selective price increases, streamlined certain aspects of our business to provide greater operating efficiencies and are focusing on sourcing improvement opportunities in our supply chain organization.”

Mr. Coté continued, “Lastly, our strong financial position, including $160.8 million in net cash, allows us to return value to shareholders through another $0.11 regular quarterly dividend and the repurchase of 860,000 of our shares in the first quarter, while continuing to invest in our future growth.”

Fiscal 2016 Guidance
The Company is reiterating guidance for fiscal 2016. In fiscal 2016, the Company anticipates that net sales will increase to a range of $590 million to $600 million, gross margin percent will be approximately 53.5%, and operating income will increase to approximately $72.0 million to $75.0 million. The

Company anticipates net income in fiscal 2016 to be approximately $48.5 million to $51.0 million, or $2.00 to $2.10 per diluted share, reflecting a 30.0% anticipated effective tax rate and reduced share count. The Company's guidance assumes no further significant fluctuations from prevailing foreign currency exchange rates as well as no unusual items for fiscal 2016.

The Company also anticipates recording the remainder of the previously announced $3.0 million to $4.0 million pre-tax charge related to operating efficiency initiatives by the end of fiscal 2016, which is excluded from its guidance.

Quarterly Dividend and Share Repurchase Program
The Company announced that on May 27, 2015 the Board of Directors approved the payment on June 22, 2015 of a cash dividend in the amount of $0.11 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 8, 2015.

During the first quarter of fiscal 2016, the Company repurchased approximately 860,000 shares under its share repurchase program. As of April 30, 2015, $59.0 million was utilized of the $100.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, May 27th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 389-5988.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic replay of the call will be available at 12:00 p.m. ET on May 27, 2015 until 11:59 p.m. ET on June 3, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 1912838.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted gross margin and adjusted operating expenses, which are relevant measures under GAAP, adjusted to eliminate a charge for the operating efficiency initiatives and other items.  The Company is also presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a charge for the operating efficiency initiatives and other items.  The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the after tax impact of the charge for the operating efficiency initiatives and other items.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation,  the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2015	2014

Net sales	$120,461	$120,921

Cost of sales	58,012	55,770

Gross profit	62,449	65,151

Operating expenses	55,574	54,230

Operating income	6,875	10,921

Interest expense	(152)	(94)
Interest income	53	35

Income before income taxes	6,776	10,862

Provision for income taxes	3,135	3,433

Net income	3,641	7,429

Less: Net income attributed to noncontrolling interests	19	64

Net income attributed to Movado Group, Inc.	$3,622	$7,365

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.15	$0.29
Weighted diluted average shares outstanding	24,569	25,696

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	April 30,		As Reported	Dollar

	2015	2014

Total net sales	$120,461	$120,921	-0.4%	5.0%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income	Diluted Earnings Per Share
Three Months Ended April 30, 2015
As Reported (GAAP)	$120,461	$62,449	$6,875	$6,776	$3,622	$0.15
Operating Efficiency Initiatives and Other Items (1)		693	2,670	2,670	2,536	0.10
Adjusted Results (Non-GAAP)	$120,461	$63,142	$9,545	$9,446	$6,158	$0.25

Three Months Ended April 30, 2014
As Reported (GAAP)	$120,921	$65,151	$10,921	$10,862	$7,365	$0.29

(1)  Related to a charge for severance, occupancy expenses and the write-off of certain fixed assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2015	2015	2014
ASSETS

Cash and cash equivalents	$185,828	$199,852	$137,827
Short-term investments	-	-	34,063
Trade receivables	73,472	74,106	77,395
Inventories	183,904	170,788	184,443
Other current assets	43,960	40,532	47,228
Total current assets	487,164	485,278	480,956

Property, plant and equipment, net	44,354	46,673	46,806
Deferred income taxes	13,536	13,550	15,058
Other non-current assets	39,483	37,522	32,064
Total assets	$584,537	$583,023	$574,884

LIABILITIES AND EQUITY

Loan payable to bank	$25,000	$-	$-
Accounts payable	25,647	27,767	25,644
Accrued liabilities	37,899	30,933	36,854
Deferred and current income taxes payable	1,352	7,372	5,777
Total current liabilities	89,898	66,072	68,275

Deferred and non-current income taxes payable	3,505	3,470	3,792
Other non-current liabilities	30,484	29,196	27,244
Noncontrolling interests	2,093	2,076	2,821
Shareholders' equity	458,557	482,209	472,752
Total liabilities and equity	$584,537	$583,023	$574,884

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2015	2014
Cash flows from operating activities:
Net income	$3,641	$7,429
Depreciation and amortization	2,981	3,022
Other non-cash adjustments	1,317	1,876
Operating efficiency initiatives and other items	2,670	-
Changes in working capital	(21,428)	(24,606)
Changes in non-current assets and liabilities	(355)	226
Net cash (used in) operating activities	(11,174)	(12,053)

Cash flows from investing activities:
Capital expenditures	(1,461)	(1,523)
Trademarks	(94)	(20)
Net cash (used in) investing activities	(1,555)	(1,543)

Cash flows from financing activities:
Proceeds from bank borrowings	25,000	-
Dividends paid	(2,636)	(2,523)
Stock repurchase	(22,154)	(5,312)
Other financing	(471)	(466)
Net cash (used in) financing activities	(261)	(8,301)

Effect of exchange rate changes on cash and cash equivalents	(1,034)	2,065
Net change in cash and cash equivalents	(14,024)	(19,832)
Cash and cash equivalents at beginning of year	199,852	157,659

Cash and cash equivalents at end of period	$185,828	$137,827